AMENDMENT TO STOCK PURCHASE AGREEMENT
THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (the “Amendment”) is made as of February 28, 2011 to amend in certain respects that certain Stock Purchase Agreement (the “Agreement”) entered into on February 3, 2011 by and among Soundtech LLC, a Delaware limited liability company (“Buyer”), Audiovox Corporation, a Delaware corporation (“Parent”), Klipsch Group, Inc., an Indiana corporation (the “Company”), each shareholder (each a “Seller” and collectively “Sellers”) of the Company and Fred S. Klipsch in his capacity as Sellers' Representative. Capitalized terms not defined in this Amendment shall have the respective meanings given to them in the Agreement.
The Parties agree as follows:
1.Notwithstanding Section 1.5(c) of the Agreement, Buyer will not, at Closing, discharge the Closing Date Debt due City of Hope, Arkansas represented by that certain Promissory Note issued by Klipsch, L.L.C. in favor of City of Hope, Arkansas dated as of October 17, 2001.
2.The Company will fund the exercise of 10,000 stock options by each of Messrs. Frederick L. Farrar, David Kelley and T. Paul Jacobs through a special bonus. Such bonus will not be deemed a Restricted Event. All outstanding options to purchase Shares (including those referenced in the preceding sentence) will be deemed exercised prior to the record date for determining the shareholders entitled to receive the distribution of the Estimated Cash/Tax Differential (if a positive number). All unpaid obligations with respect to exercise price and tax withholdings due to the Company upon exercise from individuals exercising options will be paid by offsetting such obligations against the Cash Payment Amount to be paid such individuals at Closing. The Parties agree that stock certificates otherwise issuable upon the exercise of outstanding options need not be physically issued. Obligations with respect to exercise price to be offset against the Cash Payment Amount as provided in this paragraph, together with outstanding notes issued to the Company to fund previous option exercises, will be deemed “Option Notes” for purposes of the Agreement.
3.All required federal, state or local income and employment tax withholding obligations relating to distributions from the escrow account to be funded at Closing with respect to shares of common stock acquired through the exercise of stock options will be withheld and remitted to the Company. The amounts to be paid to the Company pursuant to the preceding sentence shall be netted against the amount to be distributed to the applicable Sellers. Not less than ten business days prior to each distribution to Sellers the Company shall give written notice to the Escrow Agent of the amounts to be withheld and remitted to the Company. Any disputes concerning the amounts to be withheld and remitted to the Company under this paragraph shall be resolved utilizing the dispute resolution principles set forth in Section 1.3(c) of the Agreement.
4.The final form of the Escrow Agreement is attached hereto as Exhibit A.
5.Except as expressly set forth herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment to Stock Purchase Agreement as of the date first above written.
SOUNDTECH LLC

By: AUDIOVOX CORPORATION
Its: Sole Member

By: s/Charles M. Stoehr
Charles M. Stoehr
Its: Senior Vice President
“Buyer”
AUDIOVOX CORPORATION

By: s/Charles M. Stoehr
Charles M. Stoehr
Its: Senior Vice President
“Parent”
KLIPSCH GROUP, INC.

By: s/Fred S. Klipsch
Its: Chairman and CEO
“Company”
VANTAGEPOINT VENTURE PARTNERS III, L.P.
By: VantagePoint Venture Associates III, L.L.C., Its: General Partner

By: s/Alan E. Salzman
Its:    Managing Member

Address:
Attn: General Counsel
1001 Bayhill Road, Suite 300
San Bruno, California 94066
Facsimile: (650) 869-6078

VANTAGEPOINT VENTURE PARTNERS III (Q), L.P.
By: VantagePoint Venture Associates III, L.L.C., Its: General Partner

By: s/Alan E. Salzman
Its:    Managing Member
VANTAGEPOINT VENTURE PARTNERS IV, L.P.

By: VantagePoint Venture Associates IV, L.L.C., Its: General Partner

By: s/Alan E. Salzman
Its:    Managing Member

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.
By: VantagePoint Venture Associates IV, L.L.C., Its: General Partner

By: s/Alan E. Salzman
Its:    Managing Member

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.
By: VantagePoint Venture Associates IV, L.L.C., Its: General Partner

By: s/Alan E. Salzman
Its:    Managing Member

s/Fred S. Klipsch
Fred S. Klipsch

Judy Klipsch Wealth Trust
By: s/Frederick L. Farrar
Frederick L. Farrar, Trustee

Fred and Judy Klipsch Family Wealth Trust
for Michael F. Klipsch
By: s/Frederick L. Farrar
Frederick L. Farrar, Trustee

Fred and Judy Klipsch Family Wealth Trust
for Stephen P. Klipsch
By: s/Frederick L. Farrar
Frederick L. Farrar, Trustee

Fred and Judy Klipsch Family Wealth Trust
for Thomas B. Meyer and Wendy J. Meyer

By: s/Frederick L. Farrar

Frederick L. Farrar, Trustee

s/Michael F. Klipsch
Michael F. Klipsch

s/Stephen P. Klipsch
Stephen P. Klipsch

s/T. Paul Jacobs
T. Paul Jacobs

s/Frederick L. Farrar
Frederick L. Farrar

s/Charles F. Lieske
Charles F. Lieske

s/Kyle E. Lanham
Kyle E. Lanham

s/Lisa M. Lanham
Lisa M. Lanham
Charles E. Lanham Family Wealth Trust u/a 9/25/07 for Kyle E. Lanham

By: s/Frederick L. Farrar
Frederick L. Farrar, Trustee
Charles E. Lanham Family Wealth Trust u/a 9/25/07 for Lisa Lanham

By: s/Frederick L. Farrar
Frederick L. Farrar, Trustee
Charles Lanham 2007 Annuity Trust u/a 10/31/07

By: s/Frederick L. Farrar
Frederick L. Farrar, Trustee

s/David Kelley
David Kelley

s/Nancy Mills
Nancy Mills

s/Lance E. Jones
Lance E. Jones

s/Oscar Bernardo
Oscar Bernardo Effective upon execution of outstanding options.

s/Thomas Jacoby
Thomas Jacoby

s/John Carter
John Carter
“Sellers”

SELLERS' REPRESENTATIVE

s/Fred S. Klipsch
Fred S. Klipsch
“Sellers' Representative”

Address:
3510 Sedgemoor Circle
Carmel, Indiana 46032
Telephone: (317) 860-8211
Facsimile: (317) 860-9128

EXHIBIT A
ESCROW AGREEMENT
(attached)